UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 5, 2007

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On December 5, 2007, Walter Flamenbaum, M.D. voluntarily resigned from his position as a director of Oscient Pharmaceuticals Corporation (the “Company”).

On December 6, 2007, John R. Leone was elected to the Board of Directors of the Company, replacing Dr. Flamenbaum. John R. Leone, a partner of Paul Capital Healthcare, is the designee of Paul Royalty Fund II L.P. (“PRF”) to the Company’s Board of Directors. As part of the financing provided by PRF in connection with the Company’s purchase of the exclusive rights in the United States and its territories to the cardiovascular product ANTARA® (fenofibrate) capsules, the Company had previously agreed to elect one person designated by PRF to the Board of Directors and to continue to nominate one person designated by PRF for election to the Board of Directors by the Company’s shareholders until the satisfaction of certain conditions specified in the financing agreements. In accordance with the Company’s compensation of non-employee directors, Mr. Leone was granted an option to purchase 1,500 shares of the Company’s common stock (with an exercise price equal to the fair market value of the common stock on the date of grant) and a restricted stock award of 600 shares of the Company’s common stock. The restricted stock awards and the option to purchase common stock were issued under the Company’s Amended and Restated 2001 Incentive Plan and vest in equal annual installments over two and three years respectively. Mr. Leone will also receive a $40,000 annual cash retainer and will be reimbursed for travel expenses.

The Company issued a news release on December 10, 2007 announcing the appointment of Mr. Leone and the resignation of Dr. Flamenbaum. A copy of the news release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

99.1	News Release issued by Oscient Pharmaceuticals Corporation on December 10, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:  /s/    Philippe M. Maitre

        Name: Philippe M. Maitre

        Title: Senior Vice President and

        Chief Financial Officer

Date: December 10, 2007